Exhibit 10.1

Execution Copy — 6 June 2007

TERMINATION AGREEMENT

between

Kächle-Cama Latex GmbH, Eichenzell,

represented by the chairman of the shareholder’s meeting

-   hereinafter referred to as “Company”

and

Dipl. Volkswirt Volker Laitsch, Leerstetter Str. 48, 90530 Wendelstein

-   hereinafter referred to as “Managing Director”

Preamble

The Company has terminated as of March 14, 2007 the Service Agreement with the Managing Director as defined further down below. The Parties, however, are now in mutual agreement that the Service Agreement shall be terminated on the basis of this Termination Agreement. The Parties further mutually agree that this Termination Agreement is executed upon the request of the Company in context with the transfer of a 75% interest in the Hungarian Guba Holding Kft. (registration no.: 01-09-860103; tax number: 13530961-2-43 - hereinafter referred to as “Guba-Holding”) by its shareholder Ernst Meck GmbH, of which Mr. Laitsch is the sole managing director.

AUFHEBUNGSVERTRAG

zwischen

Kächle-Cama Latex GmbH, Eichenzell,

vertreten durch den Vorsitzenden der Gesellschafterversammlung

-   nachstehend “Gesellschaft” genannt -

und

Dipl. Volkswirt Volker Laitsch, Leerstetter Str. 48, 90530 Wendelstein

-   nachstehend “Geschäftsführer” genannt -

Präambel

Die Gesellschaft hat am 14.03.2007 den nachfolgend näher definierten Dienstvertrag mit dem Geschäftsführer gekündigt. Die Parteien sind jedoch übereingekommen, eine einvernehmliche Beendigung des Dienstvertrages auf der Grundlage dieses Aufhebungsvertrages zu erzielen. Die Parteien sind sich weiterhin darüber einig, dass diese Aufhebungsvereinbarung im Zusammenhang steht mit der von der Gesellschaft gewünschten Übertragung von 75% aller Gesellschaftsanteile an der ungarischen Guba Vermögensverwaltungsgesellschaft Kft. (Registernummer: 01-09-860103; Steuernummer: 13530961-2-43 - nachfolgend als die “Guba-Holding” bezeichnet) durch die Gesellschafterin Ernst Meck GmbH, deren alleiniger Geschäftsführer Herr Laitsch ist.

1.                          TERMINATION, PHASE-OUT

1.1                    The Parties mutually agree that the service relationship between the Managing Director and the Company pursuant to the Managing Director Employment Agreement dated 29 May 2006 (“Service Agreement”) as well as any other employment relationship with the Company or any of its affiliates in the meaning of Sec. 15 of the German Stock Corporation Act was mutually terminated as of 31 March 2007 (“Termination Date”).

1.2                    The Parties mutually agree that any monthly payments payable until the Termination Date pursuant to para. 3 no. 1 of the Service Agreement has been received in full and any bonus payment pursuant to para. 3 no. 2 of the Service Agreement for the fiscal year 2006 shall be compensated for with the Compensation payable pursuant to Sec. 3 of this agreement. The Managing Director shall have no further claims for any further remuneration, such as bonuses, commissions, fees or any other payments. All travel expenses and other costs of the Managing Director shall be finally settled and reimbursed to the Managing Director as of the Termination Date. The Parties mutually confirm that the Managing Director was and still is entitled to use the company car and the mobile phone provided to him until one week after the execution of this Agreement provided, however that the Company and the Managing Director shall not be entitled to any further mutual reimbursements regarding any costs incurred thereby after the Termination Date.

1.                          BEENDIGUNG, ABWICKLUNG

1.1                    Die Parteien sind sich einig, dass das Geschäftsführerdienstverhältnis des Geschäftsführers mit der Gesellschaft gemäß Dienstvertrag vom 29. Mai 2006 (“Dienstvertrag”) sowie jedes etwaige sonstige Anstellungsverhältnis mit der Gesellschaft oder einem mit der Gesellschaft im Sinne von § 15 Aktiengesetz verbundenen Unternehmen einvernehmlich zum Ablauf des 31. März 2007 (“Beendigungstermin”) beendet wurde.

1.2                    Die Parteien sind sich darüber einig, dass der Geschäftsführer die nach § 3 Ziffer 1 des Dienstvertrages bis zum Beendigungstermin zu zahlende monatliche Vergütung vollständig erhalten hat und die nach § 3 Ziffer 2 des Dienstvertrages zu zahlende Jahrestantieme für das Geschäftsjahr 2006 mit der Zahlung der Abfindung nach Maßgabe der Ziffer 3 dieses Vertrages vollständig mitabgegolten ist. Darüber hinaus bestehen keine weiteren Vergütungsansprüche des Geschäftsführers und keine Ansprüche auf sonstige Leistungen, wie etwaige Boni, Provisionen, Gratifikationen sowie Jahressonderzahlungen und Zuschläge. Sämtliche Reisekosten und Spesen werden bis zum Beendigungszeitpunkt vollständig abgerechnet und erstattet. Die Parteien sind sich darüber einig, dass der Geschäftsführer auch nach dem Beendigungszeitpunkt berechtigt war und ist, den ihm überlassenen Dienstwagen sowie das Mobiltelefon wie im bisherigen Umfang bis eine Woche nach Unterzeichnung dieser Vereinbarung zu nutzen, jedoch mit der Maßgabe, dass die Gesellschaft und der Geschäftsführer zu keiner weiteren

1.3                    Any further claims for vacation not yet taken shall be forfeited as of the Termination Date without being subject to any further compensation claim of the Managing Director against the Company.

1.4                    The post-term non-compete prohibition pursuant to § 2 no. 5 of the Service Agreement is hereby mutually confirmed by the Parties. The Parties further mutually agree that the compensation payable pursuant to Sec. 3 of this agreement also contains a portion which is deemed to be an immediately payable compensation for such post-term non-compete prohibition. The Company shall duly consider any activity of the Managing Director, which is relevant regarding the post-term non-compete prohibition provided that the Managing Director shall duly request the approval of the Company before starting any of such activities.

2.                          REMOVAL OF MANAGING DIRECTOR AND DISCHARGE

2.1                    The Parties mutually confirm that the Managing Director has been removed from office as of March 14, 2007 and that such removal is in the meantime also registered in the commercial register.

2.2                    The Managing Director shall with immediate effect and will undertake to execute any instrument to resign from all offices as a managing director or in wechselseitigen Erstattung etwaiger hierdurch entstandener Kosten berechtigtsind.

1.3                    Nicht in Anspruch genommener Urlaub verfällt zum Beendigungszeitpunkt, ohne dass hierfür ein Ersatzanspruch des Geschäftsführers besteht.

1.4                    Das nachvertragliche Wettbewerbs- verbot gemäß § 2 Ziffer 5 des Dienstvertrages wird von den Parteien hiermit ausdrücklich bestätigt. Die Parteien sind sich weiterhin darüber einig, dass in der nach Ziffer 3 dieses Vertrages zu zahlende Abfindung ein Anteil als sofort zahlbare Karenzentschädigung für das nachvertragliche Wettbewerbsverbot enthalten ist. Die Gesellschaft wird indes eine etwaige wettbewerbsrelevante Tätigkeit des Geschäftsführers während des Verbotszeitraums wohlwollend prüfen, vorausgesetzt, dass der Geschäftsführer die Gesellschaft vor Beginn einer solchen Tätigkeit um ihre Zustimmung ersucht.

2.                          ABBERUFUNG ALS GESCHÄFTSFÜHRER UND ENTLASTUNG

2.1                    Die Parteien bestätigen wechselseitig, dass der Geschäftsführer am 14. März 2007 als Geschäftsführer der Gesellschaft abberufen wurde und seine Abberufung zwischenzeitlich auch im Handelsregister eingetragen worden ist.

2.2                    Der Geschäftsführer wird mit sofortiger Wirkung alle Ämter als Geschäftsführer sowie in sonstigen Vertretungsorganen in mit der Gesellschaft verbundenen other corporate bodies in any legal entity affiliated with the Company. He shall also take any actions or issue any statements, which are required or useful to terminate such offices. The Managing Director hereby explicitly undertakes not to act as a managing director or other representative on behalf of any of the aforementioned companies until his removal as a managing director or similar offices is registered with the respective German and other foreign commercial registers. The Managing Director declares that since the Termination Date - except for France - he did not incur such actions or declarations on behalf of any of the aforementioned companies until the execution of this Agreement.

2.3                    The Company undertakes to file the registration of the Managing Director in the public registers as soon as possible in the ordinary course of business and to inform the Managing Director about such filing upon his request.

2.4                    The Managing Director undertakes to sign all outstanding financial statements of the Company and the subsidiaries of the Company to the extent the Managing Director was appointed as a managing director of such entities in the respective fiscal year. The Company shall hold the Managing Director harmless up to a maximum amount of Eur 8,000 if and to the extent the Managing Director is subject to a personal liability under applicable French law as a result of the loss of registered share capital in such French subsidiary; any further

Unternehmen niederlegen bzw. alle sonstigen Handlungen vornehmen bzw. Erklärungen abgeben, die zur Beendigung dieser Ämter erforderlich oder nützlich sind. Der Geschäftsführer verpflichtet sich ausdrücklich, nach dem Beendigungstermin bis zur Löschung seiner Bestellung als Geschäftsführer in den jeweiligen in- und ausländischen Handelsregistern nicht mehr als Geschäftsführer oder Vertreter der vorgenannten Gesellschaften aufzutreten und keinerlei Handlungen für oder im Namen der vorgenannten Gesellschaften vorzunehmen. Der Geschäftsführer erklärt, dass seit dem Beendigungstermin bis zur Unterzeichnung dieser Vereinbarung solche Handlungen oder Erklärungen durch ihn als Vertreter dieser Gesellschaften - mit Ausnahme für Frankreich - nicht erfolgt sind.

2.3                    Die Gesellschaft verpflichtet sich, die Löschung der Bestellung des Geschäftsführers aus den öffentlichen Registern zu den betreffenden Gesellschaften so bald als im ordentlichen Geschäftsgang möglich zu beantragen und dem Geschäftsführer auf sein Verlangen nachzuweisen.

2.4                    Der Geschäftsführer verpflichtet sich, alle noch ausstehenden Jahresabschlüsse der Gesellschaft sowie der Tochtergesellschaften der Gesellschaft zu unterzeichnen, sofern er in den entsprechenden Geschäftsjahren zum Geschäftsführer bestellt war. Hinsichtlich der französischen Tochtergesellschaft wird die Gesellschaft den Geschäftsführer bis zu einem Höchstbetrag von Euro 8,000 freihalten, wenn und soweit den Geschäftsführer nach anwendbarem französischem Recht eine persönliche indemnity of the Company regardless whether regarding the liability amount or the legal basis for such liability shall be excluded.

2.5                    The Company and its affiliated companies shall resolve on the discharge of the Managing Director in the ordinary course of business. The Managing Director shall be informed about the discharge resolutions in writing.

2.6                    The Managing Director undertakes to the extent required to participate in the dissolution and liquidation if the French Subsidiary of the Company and the issue all declarations which may be necessary or useful in this regard provided that such declaration do not cause any personal liability of the Managing Director.

3.                          GROSS COMPENSATION

3.1                    The Managing Director shall receive in connection with the termination of the Service Agreement a compensation in the amount of EUR 200,000 (“Compensation”). The Compensation shall be due and payable immediately after the Termination Date, however, only after

- the condition subsequent in Section 9 regarding the effectiveness of this Agreement has occurred,

- has returned the Company car pursuant to Sec. 4.1 below to the headquarters of the Company in Eichenzell or Ernst Meck GmbH has

Haftung für den Verlust des Stammkapitals dieser französischen Tochtergesellschaft treffen sollte; eine darüber hinausgehende Freistellung der Gesellschaft sowohl hinsichtlich der Haftungshöhe als auch hinsichtlich des Haftungsgrundes ist ausgeschlossen.

2.5                    Über die Entlastung als Geschäftsführer der Gesellschaft sowie der mit ihr verbundenen Unternehmen wird im gewöhnlichen Geschäftsgang beschlossen. Die Entlastungsbeschlüsse werden dem Geschäftsführer schriftlich mitgeteilt.

2.6                    Der Geschäftsführer verpflichtet sich zudem soweit erforderlich an der Auflösung und Abwicklung der französischen Tochtergesellschaft der Gesellschaft mitzuwirken und hierzu alle notwendigen oder nützlichen Erklärungen abzugeben soweit damit nicht die Übernahme einer persönlichen Haftung durch den Geschäftsführer verbunden ist.

3.                          ABFINDUNG

3.1                    Der Geschäftsführer erhält mit der Beendigung des Dienstvertrages eine Abfinmdung in Höhe von EUR 200.000 brutto. Die Abfindung ist fällig und zahlbar unverzüglich nach dem Beendigungstermin, frühestens jedoch

- die aufschiebende Wirksamkeitsbedingung nach Ziffer 9 dieses Vertrages eingetreten ist,

- nachdem der Geschäftsführer den Firmenwagen gemäß nachfolgender Ziffer 4.1. dieses Vertrages am Standort der Gesellschaft in Eichenzell zurückgegeben hat, oder die Ernst declared versus the Company within one week after the execution of this Agreement in writing to buy the company car (model BMW 745 d). The purchase price shall be Euro 30,000 plus applicable VAT. The payment of the purchase price shall occur by the issuance of a check, which is confirmed by the bank. To the extent permitted by law, any warranty by the Company for this company car shall be excluded. In such a case, the Ernst Meck GmbH shall buy the company car on a “as is basis”. The transfer of legal title in the car is subject to the condition precedent of the full payment of the purchase price.

3.2                    All taxes and other charges due on the Compensation payment or the sale of the company car pursuant to Sec. 3.1 shall be borne by the Managing Director (or Ernst Meck GmbH, if applicable) and shall be withheld by the Company to the extent legally required.

3.3                    The Company shall not be entitled to any partial payments of the Compensation.

4.                          COMPANY CAR, OTHER PROPERTY OF THE COMPANY

4.1                    If Ernst Meck GmbH does not exercise its purchase right pursuant to Section 3.1 above, the Managing Director shall immediately after the expiry of the one week period as set out in Section 3.1 above, return the company car to the Company in a good condition and with all keys and documents belonging thereto. Any retention right of the Managing Director is excluded.

Meck GmbH binnen einer Woche nach Abschluss dieser Vereinbarung schriftlich gegenüber der Gesellschaft erklärt, den Dienstwagen der Marke BMW Typ 745 d zu erwerben. Der Kaufpreis beträgt Euro 30.000,00 zuzüglich etwaiger Mehrwertsteuer. Die Kaufpreiszahlung erfolgt durch gleichzeitige Übergabe eines bankbestätigten Verrechnungsschecks. Jegliche Gewährleistung der Gesellschaft für dieses Fahrzeug ist soweit gesetzlich zulässig ausgeschlossen. Die Ernst Meck GmbH kauft dieses Fahrzeug in diesem Fall wie besehen. Die Übereignung des Fahrzeugs ist aufschiebend bedingt auf die vollständige Zahlung des Kaufpreises.

3.2                    Sämtliche Steuern und sonstige Abgaben auf die Abfindung und/oder im Zusammenhang mit der Übereignung des Fahrzeuges nach Ziffer 3.1 trägt der Geschäftsführer (bzw. die Ernst Meck GmbH) und werden von der Gesellschaft soweit gesetzlich erforderlich einbehalten.

3.3                    Die Gesellschaft ist zu Teilzahlungen der Abfindung nicht berechtigt.

4.                          DIENSTWAGEN, SONSTIGES FIRMENEIGENTUM

4.1                    Sofern die Ernst Meck GmBH nicht von ihrem Kaufrecht nach Maßgabe der Ziffer 3.1 dieser Vereinbarung Gebrauch macht, wird der Geschäftsführer den ihm überlassenen Dienstwagen unverzüglich nach Ablauf der in Ziffer 3.1 genannten Wochenfrist in ordnungsgemäßem Zustand und mit allen dazugehörenden Schlüsseln und Fahrzeugpapieren an die Gesellschaft zurückgeben .. Ein

4.2                    The Managing Director declares that all items belonging to the Company but in his possession or as provided by the Company have been returned by him to the Company prior to the execution of this Agreement. If and to the extent this has not happen yet, the Managing Director shall immediately after the execution of this Agreement return to the Company all other property of the Company which is in his possession (especially the Company’s keys). Any retention right of the Managing Director is excluded.

5.                          [INTENTIONALLY LEFT BLANK]

6.                          ACCIDENT AND D&O-INSURANCES

The Parties mutually agree that the Company has paid until the Termination Date all insurance contributions for the Managing Director with regard to the existing accident and D&O-Insurances and that such insurance protection has expired as of the Termination Date.

7.                          CONFIDENTIALITY, CORPORATION, PRESS RELEASE

7.1                    The post-term provisions with regard to the confidentiality obligations pursuant to para. 2 no. 9 of the Service

Zurückbehaltungsrecht des Geschäftsführers ist ausgeschlossen.

4.2                    Der Geschäftsführer erklärt, dass er alle in seinem Besitz befindlichen und im Eigentum der Gesellschaft stehenden oder die ihm von der Gesellschaft zur Verfügung gestellten Gegenständen zum Zeitpunkt der Unterzeichnung dieses Vertrages an die Gesellschaft zurückgegeben hat. Sofern und soweit dies nicht geschehen sein sollte, wird der Geschäftsführer der Gesellschaft alle sonstigen in seinem Besitz befindlichen und im Eigentum der Gesellschaft stehenden bzw. ihm von der Gesellschaft zur Verfügung gestellten Gegenstände, insbesondere Firmenschlüssel, unverzüglich nach Unterzeichung dieser Vereinbarung zurückgeben. Ein Zurückbehaltungsrecht des Geschäftsführers ist ausgeschlossen.

5.                          [ABSICHTLICH FREI]

6.                          UNFALL- UND D&O-VERSICHERUNGEN

Die Parteien sind sich darüber einig, dass die Gesellschaft die Beiträge der für den Geschäftsführer bestehenden Unfall- und D&O-Versicherungen bis zum Beendigungszeitpunkt bezahlt hat und das dieser Versicherungsschutz zum Beendigungstermin erloschen ist.

7.                          GEHEIMHALTUNG, WOHLVERHALTEN, PRESSEMITTEILUNG

7.1                    Die nachvertraglichen Regelungen zur Verschwiegenheitspflicht gemäß § 2 Ziffer 9 des Dienstvertrages behalten

Agreement shall remain in effect for the benefit for the Company, its shareholders and any of its affiliates after the Termination Date.

7.2                    In addition, the Managing Director undertakes after the Termination Date not to issue or make any statement versus a third person (especially competitors) and/or employees of the Company, which could be regarded as detrimental for the Company or any of its affiliates, especially not with regard to its employees, its management or its products.

7.3                    The Parties mutually agree that neither the Company nor the Managing Director shall issue any press release or other public statement. The Company and any of its affiliates are entitled however to submit and register this Agreement with any public authority if this is required under respective applicable law.

7.4                    The Parties mutually agree that this Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior declarations with respect to Managing Director’s Termination.

auch nach dem Beendigungstermin zugunsten der Gesellschaft und deren Gesellschafter sowie sonstiger mit der Gesellschaft verbundener Unternehmen uneingeschränkt Gültigkeit.

7.2                    Darüber hinaus verpflichtet sich der Geschäftsführer hiermit, auch nach dem Beendigungstermin gegenüber Dritten (insbesondere Wettbewerbern) und/oder gegenüber Mitarbeitern der Gesellschaft und mit der Gesellschaft verbundener Unternehmen keinerlei geschäftsschädigende oder nachteilige Äußerungen über die Gesellschaft oder ein mit der Gesellschaft verbundenes Unternehmen zu machen, insbesondere auch nicht über deren Management, Mitarbeiter, Programme oder Produkte.

7.3                    Die Parteien sind sich darüber einig, dass keine Pressemitteilung oder sonstige öffentliche Verlautbarung durch die Gesellschaft oder den Geschäftsführer erfolgen wird. Die Gesellschaft oder die mit ihr verbundenen Unternehmen sind jedoch berechtigt, diese Vereinbarung bei öffentlichen Behörden oder sonstigen Stellen einzureichen und zu registrieren sofern dies nach jeweils anwendbarem Recht erforderlich ist.

7.4                    Die Parteien sind sich darüber einig, dass diese Vereinbarung sämtliche Abreden der Parteien hinsichtlich der Beendigung des Dienstvertrages und der Abberufung als Geschäftsführer enthält und alle früheren Willenserklärungen der Parteien hinsichtlich der Beendigung des Dienstvertrages mit dem Geschäftsführer ersetzt.

8.                          WAIVER

8.1                    With the execution of this agreement, the Managing Director shall only have such claims against the Company and its affiliates as explicitly stated in this Termination Agreement. With the fulfillment of such claims, all other claims of the Managing Director against the Company or any of its affiliates based on the Service Agreement and its termination or based on any other employment relationship or based on any other legal basis (regardless whether known or unknown) are hereby compensated and finally settled. As a matter of precaution, the Managing Director hereby waives any of such claims against the Company and its affiliates and the Company accepts such waiver.

8.2                    The same shall apply to any claims of the Company and its affiliates regardless on which legal basis except for such claims against the Managing Director, which are based on willful misconduct or gross negligence and which are not yet know to the Company. Any claims and accuses against the Managing Director arising out of his office and duty as a managing director of Ernst Meck GmbH are no longer pursued by the Company.

8.3                    The Company undertakes to sign the purchase agreement(s) (Annex 1) regarding the acquisition of all shares in Guba Holding Kft. without any undue delay but in any event no later than two weeks after the execution of this Agreement if and to the extent

8.                          ABGELTUNG

8.1                    Mit Unterzeichnung dieser Vereinbarung hat der Geschäftsführer nur noch die in diesem Aufhebungsvertrag ausdrücklich geregelten Ansprüche gegen die Gesellschaft und deren verbundenen Unternehmen. Mit deren Erfüllung sind sämtliche Ansprüche des Geschäftsführers gegen die Gesellschaft oder ein mit der Gesellschaft verbundenes Unternehmen aus dem Geschäftsführerdienstverhältnis und dessen Beendigung sowie aus jedem sonstigen Anstellungsverhältnis oder jedem sonstigen Rechtsgrund (gleich ob bekannt oder unbekannt) abgegolten und endgültig erledigt. Vorsorglich verzichtet der Geschäftsführer auf sämtliche solcher Ansprüche und die Gesellschaft nimmt diesen Verzicht an.

8.2                    Gleiches gilt für sämtliche Ansprüche der Gesellschaft und der mit ihr verbundenen Unternehmen gegen den Geschäftsführer gleich aus welchem Rechtsgrund mit Ausnahme solcher Ansprüche, die auf Vorsatz oder grober Fahrlässigkeit beruhen und bisher der Gesellschaft nicht bekannt waren. Ansprüche und Vorwürfe, die von der Gesellschaft gegen die Person des Geschäftsführers im Zusammenhang mit seiner Tätigkeit und Funktion bei der Firma Ernst Meck GmbH geltend gemacht bzw. erhoben worden sind, werden nicht mehr aufrechterhalten.

8.3                    Die Gesellschaft verpflichtet sich, den/die Kaufverträge (u.a. Anlage 1) zum Erwerb aller Gesellschaftsanteile an der Guba Vermögensverwaltungsgesellschaft unverzüglich, spätestens jedoch binnen zwei Wochen nach der Unterzeichnung these purchase agreements have already been duly signed by the respective other parties.

9.                          EFFECTIVENESS, WITHDRAWAL

9.1                    The effectiveness of this Agreement is subject to the condition precedent that the purchase agreement as attached as Annex 1 hereto regarding the acquisition of 75 % of all interest in Guba Holding is duly executed. This condition subsequent shall only deemed to be fulfilled if Ernst Meck GmbH has duly signed the purchase agreement as attached as Annex 1 and also finally and effectively consented to the sale and transfer of the further 25 % interest in Guba Holding by Mr. and Mrs. Guba to the Company.

9.2                    The Company is entitled to withdraw from this Agreement by a written declaration to the Managing Director if the condition precedent as set out in Section 9.1 above has not been fulfilled until June 15, 2007. All (statutory) rights of the Company because of or in connection with the termination of the Service Agreement shall in such a case remain unaffected by this Agreement and may still be fully enforced by the Company.

10.                    FINAL PROVISIONS

10.1              Each Party shall bear its own cost and

 des Aufhebungsvertrages ebenfalls zu unterzeichnen, wenn und soweit diese Kaufverträge zu diesem Zeitpunkt bereits ordnungsgemäß von den jeweils anderen Parteien unterzeichnet sind.

9.                          WIRKSAMKEIT - RÜCKTRITT

9.1                    Die Wirksamkeit dieses Vertrages ist aufschiebend bedingt auf die Unterzeichung des als Anlage A1 beigefügten Kaufvertrages hinsichtlich des Erwerbs von 75 % aller Anteile an der Guba Holding. Die aufschiebende Bedingung gilt erst dann als eingetreten, wenn die Ernst Meck GmbH den als Anlage A 1 beigefügten Kaufvertrag ordnungsgemäß unterzeichnet hat und zugleich der Veräußerung der weiteren 25 % aller Anteil an der Guba Holding durch Frau Istvan Bertalanné Guba als Gesellschafterin und Herrn Istvàn Bertalan Guba als Geschäftsführer der Guba Kesztyu Kft. an die Gesellschaft wirksam und endgültig zugestimmt hat.

9.2                    Die Gesellschaft ist berechtigt durch schriftliche Erklärung gegenüber dem Geschäftsführer, von dieser Vereinbarung zurückzutreten, sofern die in Ziffer 9.1 genannte aufschiebende Bedingung nicht spätestens bis zum 15. Juni 2007 eingetreten ist. Sämtliche Rechte der Gesellschaft gegen den Geschäftsführer aufgrund oder im Zusammenhang mit der Beendigung des Dienstvertrages bleiben in diesem Fall unberührt durch diese Vereinbarung und können von der Gesellschaft weiterhin eineingeschränkt geltend gemacht werden.

10.                    SCHLUSSBESTIMMUNGEN

10.1              Jede Partei trägt ihre Kosten und die

all cost of its advisers.

10.2              This Termination Agreement replaces and supercedes all prior agreement with regard to the termination of the Service Agreement.

10.3              Any amendment or addition to this Termination Agreement require written form. This also applies to this provision. Any oral side agreements do not exist.

10.4              The full or partial invalidity of any provision of this Agreement shall not affect the validity of the remainder hereof. Any invalid provision shall be replaced to the extent legally permitted by a respective provision which duly reflects the economic agreement intended by the parties or would be intended by the parties if they had known about the invalidity of the provisions.

10.5              This Agreement shall be governed by German law.

10.6              Place of execution of this Agreement is the place of business of the Company.

10.7              For the contractual relationship of the parties the German version of this Agreement shall prevail over the English version.

Kosten ihrer Berater selbst.

10.2              Dieser Aufhebungsvertrag ersetzt alle etwaigen zuvor getroffenen Vereinbarungen über die Beendigung des Dienstverhältnisses.

10.3              Änderungen und Ergänzungen dieses Aufhebungsvertrages bedürfen der Schriftform. Dies gilt auch für die Aufhebung dieses Schriftformerfordernisses. Mündliche Nebenabreden sind nicht getroffen.

10.4              Sollten einzelne oder mehrere Bestimmungen dieses Aufhebungsvertrages unwirksam oder undurchführbar sein oder werden oder sollte sich in diesem Aufhebungsvertrag eine Lücke herausstellen, so bleibt die Wirksamkeit der übrigen Bestimmungen hiervon unberührt. An die Stelle der unwirksamen oder undurchführbaren Bestimmung bzw. zur Ausfüllung der Lücke tritt die wirksame Regelung, die nach dem wirtschaftlichen Zweck dieses Aufhebungsvertrages dem am nächsten kommt, was die Parteien gewollt haben bzw. gewollt hätten, wenn sie den Punkt bedacht hatten.

10.5              Auf diesen Vertrag findet deutsches Recht Anwendung.

10.6              Erfüllungsort für alle Leistungen aus diesem Vertrag ist der Sitz der Gesellschaft.

10.7              Maßgeblich für das Vertragsverhältnis ist die deutsche Fassung dieses Aufhebungsvertrages.

Eichenzell, 12, June/Juni 2007

/s/ Volker Laitsch
(Volker Laitsch)

Kächle-Cama Latex GmbH
vertreten durch ihre alleinige Gesellschafterin North Safety Products Holding GmbH

/s/ Robert Peterson
(Robert Peterson)

Wir stimmen den Regelungen in Ziffer 3.1 und Ziffer 3.2 dieser Vereinbarung zu.

Ernst Meck GmbH

/s/ Volker Laitsch
(Volker Laitsch)

Anlage 1 / Annex 1

Kaufvertrag zum Erwerb von 75 % aller Geschäftsanteile an der Guba Holding Kft.

ÜZLETRÉSZÁTRUHÁZÁSI
SZERZŐDÉS

amely létrejött a

Ernst Meck Lochbleche und Blechverarbeitung GmbH (DE-90439 Nürnberg, Fuggerstrasse 16., Németország; cégjegyzékszáma: HR B 8979 a nürnebergi helyi biróságon; képviseli: Volker Laitsch) mint eladó (a továbbiakban: Eladó)

és a

Kächele-Cama Latex GmbH (D-36124 Eichenzell am Kreuzacker 9.; Cg.: HRB 420; képviseli: Dr. Hoffmann Rita, ügyvéd) mint vevő (a továbbiakban: Vevő)

Eladó és Vevő a továbbiakban együttesen: Felek

között az alulirott napon és helyen, az alábbi feltételekkel:

1. §
A szerződés tárgya

1.1                    Az Eladó a GUBA Vagyonkezelő Korlátolt Felelősségű Társaság (1121 Budapest, Törökbálinti út 3/a.; Cg. 01-09-860103; adószám: 13530961-2-43; statisztikai számjele: 13530961-7415-113-01; a továbbiakban: Társaság) tagja.

1.2                    Az Eladó szavatolja, hogy a Társaság törzstőkéje 8.000.000,- Ft, azaz nyoicmillió forint, mely pénzbeli hozzájárulásként teljes mértékben befizetésre került.

Az Eladó szavatolja, hogy a Társaságban egy 6.000.000,- Ft, azaz hatmillió forint névértékű törzsbetéttel rendelkezik, amely az üzletrészek 75%-ának felel meg (a továbbiakban: Üzletrész), mely pénzbeli

QUOTA SALE AND PURCHASE
AGREEMENT

entered into by and between

Ernst Meck Lochbleche und Blechverarbeitung GmbH (DE-90439 Nürnberg, Fuggerstrasse 16., Germany; registration number HR B 8979 in the commercial register of the local court of Nuremberg; represented by its managing director Mr. Volker Laitsch) as seller (hereinafter: the Seller)

and

Kächele-Cama Latex GmbH (D-36124 Eichenzell am Kreuzacker 9; company registration no.: HRB 420; represented by: Dr. Rita Hoffmann, attorney-at-law) as purchaser (hereinafter: the Purchaser)

Seller and Purchaser hereinafter jointly referred to as: Parties on the date and place written below under the following terms and conditions:

§ 1
Subject of the agreement

1.1                    The Seller is the shareholder of GUBA Vagyonkezelő Korlátolt Felelőssegű Társaság (1121 Budapest, Törökbálinti út 3/a; company registration no.: 01-09-860103; taxation no.: 13530961-2-43; statistical no.: 13530961-7415-113-01; hereinafter: the Company).

1.2                    The Seller warrants that the registered capital of the Company is HUF 8,000,000.- (eight million Forint), which has been fully paid up as a cash contribution.

The Seller warrants that it owns a quota in the Company with a nominal value of HUF 6,000,000.- (six million Forint) which corresponds to 75% of the quotas (hereinafter: Quota) and which has been

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hozzájárulásként teljes mértékben befizetésre került.

1.3                    Az Eladó szavatolja, hogy a Társaságot a magyar jog szabályainak megfelelően alapították és jegyezték be a Fővárosi Bíróság mint Cégbiróság által vezetett cégjegyzékébe a Cg. 01-09-860103 számon.

1.4                    Az Eladó szavatolja, hogy a Társaság nem rendelkezik és a múltban sem rendelkezett részesedéssel más társaságokban, vállalkozásban, és a Társaság létezésével, valamint a Társaságnak a KCL-Guba Kft.-ben (székhely: 1102 Budapest, Endre u. 14-16, cégjegyzékszáma: Cg 01-09-569154) meglévő üzletrészével értelemszerűen velejáró kötelezettségeken kívül a Társaságnak más kötelezettségei nincsenek.

1.5                    Az Eladó szavatolja, hogy a Társaság a KCL-Guba Kft. jegyzett tőkéjének 50%-át megtestesitő üzletrész bejegyzett tulajdonosa.

1.6                    Az Eladó ezennel nyilatkozik, hogy a Társaságban fennálló, a Guba Kesztyű Kötőipari és Kereskedelmi Korlátolt Felelősségű Társaság valamint Guba István Bertalanné tulajdonát képező üzletrészek átruházásának feltételeire tett ajánlatot megismerte, és nem kíván azok tekintetében elővásárlási jogával élni, és kifejezetten hozzájárul az ajánlat alapján létrejövő üzletrész-adásvételi szerződés megkötéséhez.

2.§
Üzletrész átruházás

2.1                    Eladó eladja és átruházza Vevőre, Vevő pedig megveszi az Eladó kizárólagos tulajdonában álló, Társaságban fennálló Üzletrészt jelen szerződés rendelkezései alapján a kölcsönösen kialkudott, jelen szerződés 3.1 pontjában meghatározott vételárért, a hozzá tartozó valamennyi joggal és kötelezettséggel együtt.

fully paid up as cash contribution..

1.3                    The Seller warrants that, in accordance with the laws of Hungary, the Company was duly established and registered by the Metropolitan Court as Court of Registration into the company register under registration no. Cg. 01-09-860103.

1.4                    The Seller warrants that the Company does not have and has never had any shares or other equity interest in any other companies or undertakings and has no liabilities other than liabilities incidental to its existence and liabilities arising as a stockholder of the KCL-Guba Kft. (seat: 1102 Budapest, Endre u. 14-16, registration number: Cg 01-09-569154).

1.5                    The Seller warrants that the Company is the registered owner of the business quota representing 50% of the registered capital of KCL-Guba Kft.

1.6                    The Seller hereby represents that it is aware of the terms and conditions of the offer for sale and purchase of the quotas in the Company owned by Guba Kesztyű Kötőipari és Kereskedelmi Korlátolt Felelősségű Társaság and Guba István Bertalanné, and the Seller does not intend to excercise any preemptive rights with regard to any of these quotas and the Seller expressly grants its consent to the quota sale and purchase agreement to be entered into on the basis of the offer.

§2
Quota transfer

2.1                    Seller hereby sells and transfers to the Purchaser and the Purchaser hereby purchases the Quota in the Company, being in exclusive ownership of the Seller, according to the terms and conditions of the present agreement at the mutually agreed purchase price set forth in clause 3.1 hereof, together with all rights and obligations attached to such Quota.

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3. §
Vételár megfizetése

3.1                    Az Üzletrész Felek által kölcsönösen kialkudott vételára 206.250 EUR (kettőszázhatezer kettőszázötven euró) (továbbiakban: Vételár).

3.2                    Vevő köteles a jelen szerződés hatálybalépését követő 10 munkanapon belül a teljes Vételárat Eladó Dresdner Banknál (BLZ 76080040), Nürnberg, vezetett 106121500 számú bankszámlájára visszavonhatatlanul átutalni.

3.3                    Az Eladó kijelenti, hogy a Vételár bankszámláján történő maradéktalan jóválrását követően sem a Társasággal, sem pedig a Vevővel szemben, illetve az Üzletrész vonatkozásában, vagy bármely más, a Társasággal kötött szerződése, vagy létrejött jogviszonya (ideértve a tagi kölcsön, szolgáltatási illetve tanácsadási szerződés) alapján nem áll fenn követelése.

3.4                    Az Üzletrész tulajdonjoga a Vételárnak az Eladó jelen szerződés 3.2 pontjában meghatározott bankszámlájára történő megfizetésével száll át Vevőre. Felek kifejezetten megállapodnak abban, hogy Eladót a 2007. üzleti év után osztalék nem illeti meg, és arra kizárólag a Vevő jogosult. A Vevő elfogadja, hogy a Társaság a 2006. évre a tagjai részére mindösszesen 166.147.800 Ft. osztalék fizetését határozta el és fizetett ki.

3.5                    Az 3.3 pontban foglaltak általánosságát nem korlátozva az Eladó tudomásul veszi és elfogadja, hogy a Vevő vagy a Társaság esetleg az Eladó által a jelen Üzletrész átruházásával kapcsolatban elfogadott más feltételekkel (ideértve azt is, hogy más vételáron) a Társaságban üzletrészt szerez, és az Eladó kijelenti, hogy az eltérő feltételekre hivatkozással nem támaszt követelést, illetve nem érvényesit igényt.

§ 3
Payment of the purchase price

3.1                    The purchase price of the Quota mutually agreed by the Parties is the aggregate amount of EUR 206,250 (two-hundred-six thousand two-hundred-fifty Euros) (hereinafter: Purchase Price).

3.2                    The Purchaser shall, by means of wire transfer, irrevocably pay the entire amount of the Purchase Price to the bank account of the Seller kept with Dresdner Bank (BLZ 76080040), Nuremberg at account no.: 106121500 within 10 working days from the effective date hereof.

3.3                    The Seller declares that as soon as the Purchase Price will have been credited on its bank account in full, it will not have any outstanding claim towards the Company or the Purchaser in respect of the Quota or under any other agreement or legal relationship with the Company such as but not limited shareholder loans, service or consultancy agreements etc.

3.4                    The Purchaser acquires ownership title to the Quota upon payment of the Purchase Price to the bank account of the Seller set forth in clause 3.2 hereof. The Parties expressly agree that no dividend shall be due to the Seller in connection with the business year 2007, and such dividend shall be payable to the Purchaser, only. The Purchaser acknowledges that the Company has decided on and paid to his members for the year 2006 dividend in the total amount of HUF166,147,800.

3.5                    Without limiting the generality of clause 3.3, Seller acknowledges and agrees that Purchaser or the Company may acquire other quota in the Company on terms (including, without limitation, price) that are different than the terms on which Seller is selling the Quota and that Seller shall have no claims or cause of action arising out of such different terms.

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4. §
Bejelentés az ügyvezetés részére

4.1                    Vevő kötelezettséget vállal arra, hogy az Üzletrész tulajdonjogának átszállását legkésőbb 5 napon belül a magyar jogszabályoknak megfelelően bejelenti a Társaság eddigi ügyvezetése számára.

4.2                    Eladó kötelezettséget vállal arra, hogy a Fővárosi Biróság mint Cégbiróság esetleges hiánypótlási felhívásának teljesítése érdekében a Társaság és/vagy a Vevő ügyvezetőinek szóbeli kérelmére haladéktalanul megadja a szükséges aláírásokat és megteszi az egyéb nyilatkozatokat annak érdekében, hogy jelen tagváltozás a cégjegyzékbe bejegyzésre kerüljön.

4.3                    A Felek megállapodnak, hogy mind a Felek, mind pedig a Társaság ezúton visszavonhatatlanul meghatalmazzák és megbízzák a Társaság ügyvezetőjét, hogy a Társaság új tagjának, a tagjegyzék változásának, a korábbi ügyvezető(k) visszahívásának és az új ügyvezető(k) kinevezésének a cégjegyzékbe történő lehető legkorábbi bejegyzéséhez az összes szükséges lépést megtegye.

4.4                    Amennyiben ezen cégjegyzékbe történő bejegyzéshez a cégbírósághoz benyújtott szerződés módosítása vagy kiegészitése szükségesség válik, vagy a cégbíróság további nyilatkozatok vagy intézkedések megtételét kéri, a Felek kötelezik magukat arra, hogy a mindenkor megkövetelt formában az ilyen nyilatkozatokat és intézkedéseket haladéktalanul megteszik.

5. §
Szavatossági kötelezettségvállalások

5.1                  Az Eladó szavatolja, hogy az 1.2,1.3,1.4, 1.5 és 5.2 pontokban tett nyilatkozatai a valóságnak megfelelnek. Amennyiben kiderülne, hogy az 1.2, 1.3, 1.4, 1.5 és/vagy 5.2. pontokban szavatoltak bármelyike nem vagy nem a nyilatkozatnak megfelelfően áll fenn, akkor ebben az esetben az Eladó köteles a

§4
Notification to the management

4.1                    The Purchaser undertakes to notify, in accordance with Hungarian law, the current managing directors of the Company about the transfer of ownership title to the Quota within 5 days of such transfer.

4.2                    The Seller undertakes that, in order to fulfil the request of the Metropolitan Court as Court of Registration to file additional documents, if any, it will, upon verbal request of the managing directors of the Company and/or the Purchaser, immediately sign any and all documents and make any and all other declarations necessary for the registration of the ownership change into the company register.

4.3                    The Parties agree that both the Parties and the Company hereby irrevocably empower and instruct the managing director of the Company to do all necessary steps for the registration into the company register of the new quotaholder of the Company, the change of the quotaholders’ list, the recall of the current managing director(s) and appointment of new managing director(s).

4.4                    In the case the amendment or the supplementation of the agreement filed with the court of registration is required for such registration into the company register or the court of registration requests making further declarations or taking further steps, the parties hereby undertake to make such declarations and to take such steps without delay, in the form required from time to time.

§5
Representations and warranties

5.1                    The Seller warrants that the representations set out in clauses 1.2, 1.3,1.4, 1.5 and 5.2 are true. If any of the representations set out in clauses 1.2, 1.3, 1.4, 1.5 and/or 5.2 proves to be untrue or incorrect, then the Seller shall indemnify both the Purchaser and the Company and shall bring the Purchaser

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Vevő és a Társaság részére kártérítést fizetni, és a Vevőt és a Társaságot olyan helyzetbe hozni, amelyben akkor lennének, ha a szavatoló nyilatkozatban foglaltak teljes mértékben a nyilatkozatnak megfelelően állnának fenn. A Vevőnek választási joga van minden egyes esetben, hogy a teljesitést a maga vagy a Társaság számára kéri.

5.2                    Az Eladó a Vevővel szemben kifejezetten szavatolja,

-                               hogy ő, illetve a képviselői jelen szerződés aláírására, elkészitésére, végrehajtására, továbbá az itt előirányzott tranzakció megvalósítására, így különösen arra, hogy az Üzletrész felett rendelkezzen, jogosult és erre vonatkozólag az összes saját vagy harmadik személyek részéről szükséges hozzájárulásokkal és engedélyekkel rendelkezik oly módon, hogy a jelen szerződésben rögzített kötelezettségek az Eladóra nézve jogilag érvényes, kötelező és minden szempontból feltétlen kötelezettségeket hoznak létre. A Társaság valamennyi más tagjának és a Társaságnak a hozzájáruló határozata a jelen Szerződés mellékletét képezik.

-                               jelen szerződés megkötése és teljesítése Eladó részéről nem ütközik jogszabályba, illetve nem valósít meg szerződésszegést egyetlen olyan szerződés tekintetében sem, amelyben Eladó szerződő fél. Eladó jelen szerződésben vállalt kötelezettségei a jelen szerződésben meghatározottak szerint kikényszeríthetőek és végrehajthatóak.

-                               Eladó a saját személyes joga szerint érvényesen bejegyzett, létező jogi személy (gazdasági társaság), és a cégnyilvántartásba bejegyzett adatai valósak, pontosak, teljesek, azok tartalma a tényleges helyzetnek illetve a jogszabályoknak megfelel.

-                               hogy jelen szerződés általa történő aláírásához, elkészítéséhez és végrehajtásához az Üzletrésszel kapcsolatban esetleg fennálló jogok vagy kötelezettségek vonatkozásában nem szükséges harmadik személyek engédélye, vagy. hozzájárulása.

-                               hogy az Üzletrész az Eladó minden

and the Company in the position they would be in if such representation were fully true and correct. The Purchaser is entitled to choose in each case whether it requires the fulfilment of the above obligation for the Company or for itself.

5.2                    The Seller expressly warrants towards the Purchaser that,

-                               the Seller and/or its representatives have the power and authority to enter into, execute and deliver this agreement and to perform the transaction contemplated hereby, in particular to dispose over the Quota, and the Seller has obtained all consents and permits required from it or from third parties being necessary in connection therewith, whereby the obligations set out in this agreement create valid, binding and unconditional obligations of the Seller in any respect. The consents of all other shareholders of the Company and also the consenting decision of the Company shall be an Annex hereto.

-                               the execution and performance of this Agreement by the Seller does not violate any law or any contract to which the Seller is a party. The obligations of the Seller undertaken in this agreement are enforceable and executable in accordance with their terms.

-                               the Seller is a validly registered, existing legal person (business company) according to its personal law, and its data registered in the company register are true, accurate, correct and complete, their contents correspond to the actual situation and applicable law.

-                               for the entering into, execution, delivery and performance of this agreement by the Seller no permit or consent of any third party is required regarding the rights and obligations, if any, in connection with the Quota.

-                               the Seller is the exclusive and

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szempontból korlátlan és kizárólagos tulajdonában áll és az Üzletrész, valamint a Társaság vagyona és az Üzletrész per-, teher- és igénymentesek, így különösen nem terheli azokat harmadik személyek semmilyen joga, legyen az akár magánjogi vagy közjogi jellegű, mint például vételi-, elővásárlási-, nyereségből való részesedésre vonatkozó, haszonélvezeti- vagy zálogjog. Az Üzletrész szabadon átruházható, a Társaság társasági szerződése az Üzletrész átruházását nem korlátozza, illetve nem köti a Társaság vagy más harmadik személy beleegyezéséhez vagy hozzájárulásához.

-                               hogy az Eladó Üzletrésze a Társaságban fennálló összes részesedés 75%-át képviseli.

-                               hogy a Társaság a Magyar Köztársaság joga szerint érvényesen bejegyzett és létező jogi személy (gazdasági társaság), és a cégnyilvántartásba bejegyzett adatai valósak, pontosak, teljesek, azok tartalma a tényleges helyzetnek, illetve a jogszabályoknak megfelel, illetve nincsen folyamatban cégeljárás, törvényességi felügyeleti eljárás vagy egyéb olyan eljárás, amely a Társaság bejegyzésével, bejegyzett adataival, vagy azok változásával kapcsolatos.

-                               hogy nincs olyan jog, amely részesedést hozna létre a Társaság tényleges vagyonán vagy jövedelmében.

-                               a Társaság valamennyi éves beszámolója a magyar jogszabályoknak megfelel, és mindemellett teljes és helyes.

5.3                    Az Eladó vállalja, hogy valamennyi szavatossági nyilatkozat, kötelezettségvállalás és kijelentés — mindaddig míg a Felek ettől eltérően nem állapodnak meg — jelen szerződés aláírásának napjára, valamint. az Üzletrész tulajdonjogának Vevőre történő átszállása napjára is változatlanul vonatkozik.

5.4                    Egy vagy több szavatossági nyilatkozat és/vagy egyéb jelen szerződésben tett kijelentés vagy kötelezettségvállalás megsértéséből eredő jogkövetkezmények unrestricted owner of the Quota in every respect, and the Quota and the assets of the Company are free of any litigation, encumbrances and claims, in particular, no third party has any right, neither of private, nor of public law nature, including without limitation call option, right of first refusal, right of profit share, usufruct or pledge, in relation to the Quota. The Quota may be freely transferred, the articles of association of the Company does not hinder the transfer of the quota and does not require the consent of the Company or any other person or entity to it.

-                               the Quota of the Seller represents 75% of the entire shareholding in the Company.

-                               the Company is a validly registered, existing legal person (business company) according to the laws of the Republic of Hungary and its data registered in the company register are true, accurate, correct and complete, their contents correspond to the actual situation and applicable law, and there is no registration procedure, legal supervisory procedure or any other procedure pending which is connected with the registration of the Company, its registered data or any change thereof.

-                               there is no right which would create any interest in the actual assets or income of the Company.

-                               all annual reports of the Company are in line with Hungarian law, and furthermore are complete and accurate.

5.3                    The Seller undertakes that all representations, undertakings and declarations made in this agreement refer to the date of execution of the present agreement and shall also remain unchanged on the day of the transfer of the ownership of the Quota to the Purchaser, unless Parties agree otherwise.

5.4                    The deadline for the Purchaser to enforce the claims or sanctions arising out of the breach of any or several warranties, and/or other representations or

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vagy igények Vevő általi érvényesítésének határideje jelen szerződés aláírásától számított 5 év.

6. §
Értesítések

6.1                    Valamennyi értesítést, amennyiben jelen szerződés vagy jogszabály szigorúbb formát nem ír elő, írásban az alábbi címre kell küldeni:

Az Eladónak:
Ernst Meck Lochbleche und Blechverarbeitung GmbH
DE-90439 Nürnberg, Fuggerstrasse 16., Németország
Telefax: ++49 911 2 70 65 - 50

A Vevőnek:
Werner Friedrichs úr részére
Kächele-Cama Latex GmbH
D-36124 Eichenzell am Kreuzacker 9.
Telefax: ++49 6659 - 87-155

6.2                    Amennyiben jelen szerződésben nincs szígorúbb forma meghatározva, az írásbeli követelménynek a faxon történő elküldés is megfelel. Eladó részéről kizárólag a jelen szerződés 6.1. pontban megnevezett személynek kűldött értesítések számítanak érvényesnek.

6.3                    A Felek kötelesek a másik felet a címük megváltozásáról haladéktalanul írásban értesíteni, ellenkező esetben a 6.1 pontban meghatározott vagy az utolsó írásban megadott címre küldött értesítések számítanak érvényesnek. Egy értesítés határidőben történő megérkezésének szempontjából a postára adás (Fax-elismervény) dátuma a mérvadó, amennyiben jelen szerződés nem jelöl meg kifejezetten mást.

7. §
A szerződés hatályba lépése

7.1                    Jelen szerződés annak valamennyi fél általi aláírásával lép hatályba.

undertakings made in this agreement shall be 5 years from the execution of this agreement.

§ 6
Notifications

6.1                    All notifications, unless this agreement or any law requires stricter form, shall be send in writing to the following addresses:

To the Seller:
Ernst Meck Lochbleche und Blechverarbeitung GmbH
DE-90439 Nürberg, Fuggerstrasse 16., Germany
Telefax: ++49 911 2 70 65 - 50

To the Purchaser:
Mr. Werner Friedrichs
Kächele-Cama Latex GmbH
D-36124 Eichenzell am Kreuzacker 9.
Telefax: ++49 6659 - 87-155

6.2                    Unless the present agreement requires stricter form, notifications made by fax shall be deemed to be in written form. Notifications by the Seller shall be deemed valid only if sent to the person designated in clause 6.1 of the present agreement.

6.3                    Each Party shall notify the other party of the change of its address in writing without delay, otherwise the notifications sent to such party to its address set out in clause 6.1 or its latest address notified in writing to the other Party shall be deemed valid. Unless expressly otherwise stated herein, the timely receipt of any notification shall be determined according to the date of posting (or fax return receipt).

§ 7
 Effective date of the agreement

7.1       The present agreement shall take effect on the date when all parties have executed this agreement.

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8. §
Záró rendelkezések

8.1                    Amennyiben jelen szerződés valamely rendelkezése vagy valamely része hatálytalan vagy érvénytelen, vagy azzá válna, úgy Felek kötelesek a hatálytalan, vagy az érvénytelen rendelkezést egy olyan hatályos vagy érvényes rendelkezéssel pótolni, amely a hatálytalan vagy az érvénytelen rendelkezés céljának leginkább megfelel.

8.2                    A teljes szerződés abban az esetben érvénytelen, amennyiben a Felek azt az érvénytelen vagy hatálytalan rendelkézes, vagy egy annak megfelelő érvényes és hatályos másik rendelkezés hiányában nem kötötték volna meg.

8.3                    Jelen szerződés bármely módosítása vagy kiegészítése kizárólag írásban történhet. Ez vonatkozik ezen formai előírástól való eltérésre is.

8.4                    Jelen szerződés magyar és angol nyelven készült, szövegeltérés vagy értelmezési kérdések esetén a magyar változat az irányadó.

8.5                    Jelen szerződésre a Magyar Köztársaság joga az irányadó, a kolliziós szabályok kivételével.

8.6                    Felek megállapodnak abban, hogy valamennyi jelen szerződésből eredő vitát elsősorban békés úton kísérlik meg rendezni. Amennyiben ez sikertelennek bizonyul, felek hatáskörtől függően alávetik magukat a Fővárosi Bíróság vagy a Pesti Központi Kerületi Bíróság kizárólagos illetékességének. Az eljárás nyelve a magyar.

8.7                    Jelen szerződés 4 eredeti példányban készült, amelyből a szerződő felek 2-2 példányt kapnak.

§ 8
Closing provisions

8.1                    If any provision or part of this Agreement is or becomes ineffective, invalid or null, the Parties shall replace the ineffective, invalid or null provision with an effective and valid provision which is as close as possible to the purpose of the ineffective, invalid or null provision.

8.2                    The entire agreement shall be invalid, if the Parties would not have entered into the agreement without the invalid or ineffective provision or the valid and effective provision replacing the invalid provision.

8.3                    Any amendment or supplement of the present agreement shall be in writing. The same applies to the deviation from this formality requirement.

8.4                    The present agreement has been prepared in the English and in the Hungarian languages. In the case of discrepancies or interpretation, the Hungarian version shall prevail.

8.5                    The present agreement shall be governed by the laws of the Republic of Hungary, except for the conflict of laws rules.

8.6                    The Parties agree that they shall attempt to amicably settle all disputes arising from this agreement. In lack of amicable settlement, the Parties hereby choose the exclusive jurisdiction of the Metropolitan Court or the Central District Court of Pest, depending on the jurisdiction of the court. The language of the procedure shall be Hungarian.

8.7                    This agreement has been prepared in four originals, from which each contracting party is entitled to have 2-2 originals.

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A Felek jelen szerződést annak elolvasását és értelmezését követöen, mint akaratukkal mindenben megegyezőt jóváhagyólag aláírták.

The Parties — after having read and interpreted this agreement — signed the present agreement approving it as being in full compliance with their intentions.

Budapest, 2007. június 27 /Budapest, 27 June 2007

/s/ Volker Laitsch	/s/ Dr. Hoffmann Rita LL. M
Ernst Meck Lochbleche und	Kächele-Cama Latex GmbH
Blechverarbeitunk GmbH	Vevő/Purchaser
Eladó/Seller	képviseli/represented by:
képviseli/represented by:	Dr. Hoffmann Rita ügyvéd/attorney-at-law
Volker Laitsch

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